Exhibit 99.2

Digital Brands Group, Inc. Announces Closing of $10.0 Million Initial Public Offering and Harper & Jones, LLC Acquisition

LOS ANGELES, May 18, 2021 / PRNewswire / Digital Brands Group, Inc. (NASDAQ: DBGI) ("Digital Brands" or the "Company"), today announced the closing of a firm underwritten public offering of 2,409,639 shares of common stock and warrants to purchase 2,771,084 shares of common stock (which includes warrants to purchase 361,445 shares of common stock pursuant to the partial exercise by the underwriters of their over-allotment option) at a combined public offering price of $4.15 per share and warrant for aggregate gross proceeds of approximately $10.0 million, prior to deducting underwriting discounts, commissions, and other offering expenses and excluding any exercise of the underwriters’ option to purchase any additional securities as described herein. In addition, the Company granted the underwriters a 45-day option to purchase up to an additional 361,445 shares and 361,445 warrants at the public offering price less the underwriting discounts and commissions. The underwriters partially exercised their option to purchase the 361,445 warrants and the offering closed on May 18, 2021.

The Company’s shares of common stock and warrants are listed on the Nasdaq Capital Market under the symbols “DBGI” and “DBGIW”, respectively. Each warrant is exercisable for one share of common stock at an exercise price of $4.57 per share and will expire five years from the date of issuance.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the sole book-running manager for the offering. Manatt, Phelps & Phillips, LLP represented Digital Brands and Nelson Mullins Riley & Scarborough LLP acted for Kingswood.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 (File No. 333-255193) relating to these securities on May 13, 2021, and a related registration statement on Form S-1 (File No. 333-256174) was filed pursuant to Rule 462(b) under the Securities Act, as amended, on May 14, 2021. A final prospectus relating to this offering was filed with the SEC on May 17, 2021.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there by any sale of the common stock and warrants, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Concurrently with the closing of the offering, the Company also closed its previously announced acquisition of Harper & Jones, LLC (“H&J”). The Company, in exchange for both stock and cash, acquired all outstanding membership interests of H&J. The acquisition of H&J allows the Company to extend its customer reach while continuing in its focus of providing a variety of direct-to-consumer and wholesale apparel brands.

About Digital Brands Group, Inc.

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer’s “closet share” by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value (“LTV”) while increasing new customer growth.

About Harper & Jones, LLC

Harper & Jones, LLC is a custom and made-to-measure suiting and sportswear company that provides customers with a range of full-closet customization options. Harper & Jones, LLC is currently headquartered in Dallas, Texas, with showrooms in Dallas, Texas, Houston, Texas and New Orleans, Louisiana.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047